OPERATING SERVICES AGREEMENT
                                 ATC FUNDS, INC.
                                   As Amended
                     November 9, 2001 and February 21, 2002

         This Agreement, made and entered into as of the 1st day of December 2000 and amended on November 9, 2001, by and between ATC Funds, Inc., a Maryland corporation (the "Fund"), and Avalon Trust Company, a New Mexico state chartered trust company (hereinafter referred to as "Manager"), is further amended as of this 21st day of February 2002.

         WHEREAS, the Fund is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act"), and authorized to issue shares representing interests in an indefinite number of series (each a "Portfolio"); and

         WHEREAS, Manager is authorized to act as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management and the provision of certain other administrative and recordkeeping services in connection therewith; and

         WHEREAS, the Fund wishes to engage Manager, to provide, or arrange for the provision of, certain operational services which are necessary for the day-to-day operations of the Portfolios set forth in Exhibit A attached to this Agreement, as such Exhibit A may be amended from time to time by agreement of the parties, in the manner and on the terms and conditions hereinafter set forth, and Manager wishes to accept such engagement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and Manager agree as follows:

1.       Obligations of Manager

(a) Services. The Fund hereby retains Manager to provide, or, upon receipt of written approval of the Fund, arrange for other companies to provide, the following services to the Portfolio(s) in the manner and to the extent that such services are reasonably necessary for the operation of the Portfolio(s) (collectively, the "Services"):

        (1) accounting services and functions, including costs and expenses of any independent public accountants;

        (2) non-litigation related legal and compliance services, including the expenses of maintaining registration and qualification of the Fund and the Portfolio(s) under federal, state and any other applicable laws and regulations;

        (3) dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Portfolio accounts);

        (4)   custodian and depository services and functions;

        (5)   independent pricing services;

        (6) sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Manager under the Investment Advisory Agreement between the Fund and Manager dated December 1, 2000), including maintenance of shareholder records and shareholder information concerning the status of their Portfolio(s) accounts by investment advisors, broker-dealers, financial institutions, and other organizations on behalf of Manager;

        (7) shareholder and board of directors communication services, including the costs of preparing, printing and distributing notices of shareholders' meetings, proxy statements, prospectuses and statements of additional information for existing shareholders, Portfolio reports, and other communications to shareholders, as well as all expenses of shareholders' and board of directors' meetings, including the compensation and reimbursable expenses of the directors of the Fund;

        (8) other day-to-day administrative services, including the costs of designing, printing, and issuing certificates representing shares of the Portfolio(s), and premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder).

(b) Exclusions from Service. Notwithstanding the provisions of Paragraph 1(a) above, the Services shall not include and Manager will not be responsible for any of the following:

        (1) all brokers' commissions, issue and transfer taxes, and other costs chargeable to the Fund or the Portfolio(s) in connection with securities transactions to which the Fund or the Portfolio(s) is a party or in connection with securities owned by the Fund or the Portfolio(s);

        (2) the interest on indebtedness, if any, incurred by the Fund or the Portfolio(s);

        (3) the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Fund or the Portfolio(s) to federal, state, county, city, or other governmental agents;

        (4) the expenses, including fees and disbursements of counsel, in connection with litigation by or against the Fund or the Portfolio(s); and

        (5)  any other extraordinary expense of the Fund or Portfolio(s).

(c) Books and Records. All books and records prepared and maintained by Manager for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, Manager shall surrender to the Fund such of the books and records so requested.

(d) Staff and Facilities. Manager assumes and shall pay for maintaining the staff, personnel, space, equipment and facilities necessary to perform its obligations under this Agreement.

2.       Obligations of the Fund

(a) Fee. The Fund will pay to Manager on the last day of each month a fee at an annual rate equal to the percentages of average net assets of each Portfolio subject to this Agreement set forth on Exhibit B to this Agreement, as such Exhibit B may be amended from time to time by agreement of the parties, such fees to be computed daily based upon the net asset value of the Portfolio(s) as determined by a valuation made in accordance with the Portfolio's procedure for calculating Portfolio net asset value as described in the Portfolio's Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of the Portfolio(s) as of the last business day prior to such suspension shall, for the purpose of this Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

(b) Information. The Fund will, from time to time, furnish or otherwise make available to Manager such information relating to the business and affairs of the Portfolio(s) as Manager may reasonably require in order to discharge its duties and obligations hereunder.

3. Term. This Agreement shall remain in effect until December 1, 2002, and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Directors of the Fund or (2) a vote of a "majority" (as that term is defined in the Investment Company Act of 1940) of the Fund's outstanding securities; provided, however, that;

         (a) at any time and without the payment of any penalty, the Fund may terminate this Agreement upon 90 days written notice to Manager;

         (b) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

         (c) at any time and without the payment of any penalty, Manager may terminate this Agreement upon 90 days written notice to the Fund.

4. Notices. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Fund:                               If to the Adviser:
---------------                               ------------------

ATC Funds, Inc.                               Avalon Trust Company
125 Lincoln Avenue, Suite 100                 125 Lincoln Avenue, Suite 100
Santa Fe, New Mexico  87501-2052              Santa Fe, New Mexico  87501-2052
Roger Decort                                  Owen Quattlebaum
President                                     Senior Vice President

5.       Miscellaneous

(a) Performance Review. Manager will permit representatives of the Fund, including the Fund's independent auditors, to have reasonable access to the personnel and records of Manager in order to enable such representatives to monitor the quality of services being provided and the level of fees due Manager pursuant to this Agreement. In addition, Manager shall promptly deliver to the Board of Directors of the Fund such information as may reasonably be requested from time to time to permit the Board of Directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

(b) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the Act. To the extent the applicable law of the State of Maryland or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ATC FUNDS, INC.                             AVALON TRUST COMPANY



-------------------------------             -----------------------------
By: Roger Decort                            By: Owen Quattlebaum
Its:  President                             Its:  Senior Vice President


ATTEST:                                     ATTEST:


-----------------------------
By: C. Richard Anderson                     By: __________________________
Secretary                                       Secretary

                                    Exhibit A

                              Portfolios Subject to
                          Investment Advisory Agreement
                           Between ATC Funds, Inc. and
                           Avalon Trust Company dated
                                December 1, 2000
                                       and
                 Amended November 9, 2001 and February 21, 2002



                               The Education Fund
                                 The Water Fund

                                    Exhibit B

                              Pricing Schedule for
                              Portfolios Subject to
                          Investment Advisory Agreement
                           Between ATC Funds, Inc. and
                           Avalon Trust Company dated
                                December 1, 2000
                                       and
                 Amended November 9, 2001 and February 21, 2002


                 Name of Portfolio                            Annual Fee
                 -----------------                            ----------
                 The Education Fund                              0.50%
                   The Water Fund                                0.50%